                                                                    EXHIBIT 12.1

                                  VIASAT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           (in thousands, except ratio data and footnoted information)

                                                                                                       For the
                                                            For the years ended March 31,             year ended
                                                   ----------------------------------------------    -------------
                                                     2000         2001         2002        2003      April 2, 2004
                                                   --------     --------     --------    --------    -------------
Earnings available to cover fixed charges:

Pretax income (loss) from continuing
   operations before adjustment for minority
   interests in consolidated subsidiaries or
   income or loss from equity investees            $ 12,377     $ 13,763     $   (615)   $(20,980)      $ 15,305
Plus:  Fixed charges                                    810        1,406        1,874       2,960          2,324
                                                   --------     --------     --------    --------       --------

                                                   $ 13,187     $ 15,169     $  1,259    $(18,020)      $ 17,629
                                                   ========     ========     ========    ========       ========

Fixed Charges:

Interest                                           $    157     $     78     $    370    $    856       $    357
Interest portion of rental expense*                     653        1,328        1,504       2,104          1,967
                                                   --------     --------     --------    --------       --------

Total fixed charges                                $    810     $  1,406     $  1,874    $  2,960       $  2,324
                                                   ========     ========     ========    ========       ========

Ratio of earnings to fixed charges                    16.28        10.79           **         ***           7.59
                                                   ========     ========     ========    ========       ========
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* Percent of interest in rental expense included in the calculation is a reasonable approximation of the interest factor.

** There was a deficiency of earnings available to cover fixed charges for the fiscal year ended March 31, 2002. Additional earnings of $615,000 would have achieved a ratio of 1:1.

*** There was a deficiency of earnings available to cover fixed charges for the fiscal year ended March 31, 2003. Additional earnings of $20,980,000 would have achieved a ratio of 1:1.